Registration No. 333-_________

As filed with the Securities and Exchange Commission on July 3, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CB Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	51-0534721
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

100 North Market Street
Carmichaels, Pennsylvania 15320
(Address of Principal Executive Offices)

CB Financial Services, Inc. 2024 Equity Incentive Plan
(Full Title of the Plan)

Copies to:
John H. Montgomery	Victor L. Cangelosi, Esq.
President and Chief Executive Officer	Thomas P. Hutton, Esq.
CB Financial Services, Inc.	Luse Gorman, PC
100 North Market Street	5335 Wisconsin Ave., N.W., Suite 780
Carmichaels, Pennsylvania 15320	Washington, DC 20015-2035
(724) 966-5041	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2.  Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the CB Financial Services, Inc. 2024 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
The following documents previously filed by CB Financial Services, Inc. (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 13, 2024 (File No. 001-36706);
(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 10, 2024 (File No. 001-36706);
(c) The Company’s Current Reports on Form 8-K filed on January 31, 2024, April 26, 2024, and May 16, 2024 (File No. 001-36706); and
(d) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on October 22, 2014 (File No. 001-36706), including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.

Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers
Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law (“PBCL”) permits a Pennsylvania corporation to limit the personal liability of its directors for monetary damages, subject to the limitations and conditions described in Subchapter B.  Subchapter D of Chapter 17 of the PBCL provides for indemnification of any person who is or was a representative of a Pennsylvania corporation and specifically empowers the corporation to indemnify, subject to the limitations and conditions described in Subchapter D, any person who is or was a representative of the corporation in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was a representative of the corporation.
Article 9 of the Amended and Restated Articles of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such as follows:
Article 9.    Indemnification of Officers, Directors, Employees, and Agents.
A.    Persons.    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.
B.    Extent — Derivative Actions.    In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.
C.    Standard — Derivative Suits.    In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:
1.    such person is successful on the merits or otherwise; or
2.    such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
D.    Extent — Nonderivative Suits.    In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.
E.    Standard — Nonderivative Suits.    In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:
1.    such person is successful on the merits or otherwise; or

2.    such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F.    Determination That Standard Has Been Met.    A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1.    the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;
2.    if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
3.    the stockholders of the Company.

G.    Proration.    Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H.    Advancement of Expenses.    Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in paragraph A of this Article 9 may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

I.    Other Rights.    The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
J.    Insurance.    The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 9.
K.    Security Fund; Indemnity Agreements.    By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.
L.    Modification.    The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.
M.    Proceedings Initiated by Indemnified Persons.    Notwithstanding any other provision in this Article 9, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.
N.    Savings Clause.    If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.
If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article 9 by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Regulation S-K Exhibit Number	Document

4
Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-4 (File No. 333-196749) filed by the Company under the Securities Act with the Commission on June 13, 2014, as amended and declared effective on August 8, 2014, and all amendments or reports filed for the purpose of updating such description)

5	Opinion of Luse Gorman, PC

10.1
CB Financial Services, Inc. 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement for the Annual Meeting of Stockholders of CB Financial Services, Inc., filed by the Company under the Exchange Act with the Commission on April 5, 2024 (File No. 001-36706))

10.2	Form of Restricted Stock Award Agreement

10.3	Form of Restricted Stock Unit Award Agreement

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (contained on signature page)

107	Filing Fee Tables
____________________________________

Item 9.	Undertakings

The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees Tables” in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmichaels, Commonwealth of Pennsylvania, on July 3, 2024.
CB FINANCIAL SERVICES, INC.

By:	/s/ John H. Montgomery
John H. Montgomery
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of CB Financial Services, Inc. (the “Company”) hereby severally constitute and appoint John H. Montgomery, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said John H. Montgomery may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted under the CB Financial Services, Inc. 2024 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said John H. Montgomery shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ John H. Montgomery	Director, President and Chief	July 3, 2024
John H. Montgomery	Executive Officer (Principal Executive Officer)

/s/ Ralph Burchianti	Director
Ralph Burchianti		July 3, 2024

/s/ Jamie L. Prah	Executive Vice President and Chief
Jamie L. Prah	Financial Officer (Principal Financial Officer)	July 3, 2024

/s/ Mark E. Fox	Director (Chairman of the Board)
Mark E. Fox		July 3, 2024

/s/ Charles R. Guthrie	Director (Vice Chairman of the Board)	July 3, 2024
Charles R. Guthrie

/s/ Jonathan A. Bedway	Director	July 3, 2024
Jonathan A. Bedway

/s/ John J. LaCarte	Director	July 3, 2024
John J. LaCarte

/s/ Roberta Robinson Olejasz	Director	July 3, 2024
Roberta Robinson Olejasz

/s/ David F. Pollock	Director	July 3, 2024
David F. Pollock

/s/ John M. Swiatek	Director	July 3, 2024
John M. Swiatek